Montana Re Completes Second Cat Bond Issuance of $210 million to Benefit Flagstone Re

LUXEMBOURG, Luxembourg--(BUSINESS WIRE) – December 23, 2010 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) announced today that Flagstone Réassurance Suisse SA, has purchased three years of fully collateralized retrocessional coverage from Montana Re Ltd. (“Montana Re”).  Montana Re, a special purpose reinsurer established in the Cayman Islands in 2009, was designed to permit the issuance of multiple series of bonds.  This transaction marks the second takedown of notes from the structure.

Montana Re offers Flagstone protection on its reinsurance portfolio through three separate tranches, utilizing the Risk Management Solutions (RMS®) Paradex index trigger for U.S. hurricane and earthquake, Japan typhoon and earthquake, Europe windstorm, and for the first time, Cayman Islands hurricane.  Montana Re has issued USD $70 million of Series 2010 – 1, Class C Principal-at-Risk Variable Rate Notes due January 8, 2014, USD $80 million of Series 2010-1, Class D Principal-at-Risk Variable Rate Notes due January 8, 2014, and USD $60 million of Series 2010-1, Class E Principal-at-risk Variable Rate Notes due January 8, 2014 to collateralize its obligations under the retrocession agreements.  Risk analysis for the transaction was performed by RMS.

David Brown, Flagstone CEO, commented:  “We are very pleased with the result of this transaction.  We have continued to demonstrate our ability to access the capital markets to diversify our sources of coverage and have benefitted from the efficiencies of purchasing cover over multi-year periods. These transactions continue to reinforce our capital strength and attractiveness as a quality partner for our clients.”

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.com.

About RMS

Risk Management Solutions is the world’s leading provider of products and services for catastrophe risk management. More than 400 leading insurers, reinsurers, trading companies, and other financial institutions rely on RMS models to quantify, manage, and transfer risk. Founded at Stanford University in 1988, RMS serves clients today from offices in the U.S., Bermuda, the U.K., France, Switzerland, India, China, and Japan. For more information, visit our website at www.rms.com.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Contact:

Flagstone Reinsurance Holdings, S.A.

Brenton Slade:  +352 2 735 1515